EXHIBIT 99.1

NRG Energy, Inc. 901 Marquette Avenue, Suite 2300 Minneapolis, MN 55402 Phone: 612.373.6992 • Fax: 612.373.8699 http://www.nrgenergy.com NEWS RELEASE

NRG ENERGY, INC. COMPLETES REORGANIZATION AND EMERGES FROM CHAPTER 11; APPOINTS
NEW BOARD OF DIRECTORS

MINNEAPOLIS; DECEMBER 05, 2003) — NRG Energy, Inc. (NRG) today announced that it has successfully completed its Chapter 11 reorganization and has emerged from bankruptcy. NRG filed its Chapter 11 petition less than seven months earlier, on May 14. The U.S. Bankruptcy Court for the Southern District of New York confirmed NRG’s Plan of Reorganization on November 24 and all conditions have been met clearing the way for NRG to emerge from Chapter 11.

Through the reorganization process, the Company eliminated corporate level debt and other claims totaling more than $6 billion. NRG emerges with $510 million of corporate debt and approximately $4.4 billion in project level debt. Under the Plan, the Company will issue 100 million shares of common stock in the reorganized company. Creditors will receive a combination of cash, common stock and $500 million of newly issued corporate notes, which are reflected in the debt totals stated above. The company expects to announce timing of the distribution of the common shares, notes and cash shortly.

“This is a significant day for NRG,” said David Crane, newly appointed NRG President and Chief Executive Officer. “We’ve accomplished a complex restructuring in a remarkably short period of time and are pleased to be the first in the industry to complete a comprehensive financial restructuring and deleveraging of the debt on our balance sheet.”

Effective upon today’s emergence, NRG’s new Board of Directors will be comprised of Crane, seven independent directors and three members of investment firm MatlinPatterson Global Advisers LLC. The Board members are:

•	David Crane, NRG President and Chief Executive Officer;

•	Howard Cosgrove, the non executive Chairman of the NRG Board, is the retired Chairman and Chief Executive Officer of Conectiv and its predecessor, Delmarva Power and Light. He is Chairman of the Board of Trustees at the University of Delaware and he also serves on the Board of Henlopen Mutual Fund;

•	Ramon Betolaza, is a Partner with MatlinPatterson a global private equity fund. Betolaza is also a Director of Opus Energy and Polymer Group, Inc.;

•	John Chlebowski is President and Chief Executive Officer of Lakeshore Operating Partners, LLC, a bulk liquid distribution firm. He also serves on the Laidlaw International Inc. Board of Directors and PRP-GP LLC.;

•	Lawrence Coben is Senior Principal of Sunrise Capital Partners, a private equity firm and is a Director of Prisma Energy;

•	Stephen Cropper spent 25 years with The Williams Companies, before retiring in 1998 as President and Chief Executive Officer of Williams Energy Services. Cropper serves on a number of Corporate Boards including Berry Petroleum Company and Heritage Propane Partners;

•	Mark Patterson is Chairman of MatlinPatterson. Patterson previously served as Vice Chairman of Credit Suisse First Boston Corporation. He serves as a Director for Oxford Automotive and Compass Aerospace as well as Eon Labs Inc.;

•	Frank Plimpton, a Partner at MatlinPatterson is also a Director of RailWorks Corporation and Oxford Automotive;

•	Herbert Tate, Counsel with Wolf & Samson P.C. law firm and previously served as President of the New Jersey Board of Public Utilities. He is also a Director of IDT Solutions and Winstar Telecommunications;

•	Walter Young, recently retired from his position as Chairman, Chief Executive Officer and President of Champion Enterprises, Inc., a producer and seller of manufactured homes;

•	Thomas Weidemeyer is Senior Vice President and Chief Operating Officer of United Parcel Service, Inc. Weidemeyer also serves as a Director for UPS.

NRG noted that its power marketing unit, NRG Power Marketing, Inc. also emerged from Chapter 11 protection today. NRG expects its NRG Northeast Generating LLC and South Central Generation Holding LLC operating subsidiaries to emerge from Chapter 11 subsequent to the completion of a debt refinancing. As of NRG’s emergence, Xcel Energy no longer owns any portion of the company.

NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in the United States. Its operations include competitive energy production and cogeneration facilities, thermal energy production and energy resource recovery facilities.

Certain statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements above include, but are not limited to, timing of distributions of stock cash and notes in accordance with the Plan, and completion of a debt financing. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct. Factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements above include, among others, the possibility that distributions of cash stock and notes pursuant to the Plan will be delayed or that the debt refinancing will be delayed or not be completed.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exhaustive. For more information regarding risks and uncertainties that may affect NRG’s future results, review NRG’s filings with the Securities Exchange Commission.

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Contacts: Lesa Bader, 612.373.6992